UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material under §240.14a-12

BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

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On September 27, 2010, the Yucaipa Companies issued the following press release:

FOR IMMEDIATE RELEASE	MEDIA CONTACT: FRANK QUINTERO
THE YUCAIPA COMPANIES, LLC
+1(310) 228-2895 US
+44(0) 845 539 1837 UK
Frank.Quintero@Yucaipaco.com Michael Sitrick Sitrick And Company (310) 788-2850 Mike_Sitrick@Sitrick.com INVESTORS/ANALYSTS: Larry Dennedy Laurie Connell MacKenzie Partners, Inc. (800) 322-2885

YUCAIPA ASKS BARNES & NOBLE STOCKHOLDERS: ‘CAN YOU TRUST LEONARD

RIGGIO TO PUT YOUR INTERESTS AHEAD OF HIS OWN?’

Urges Stockholders to Vote GOLD Card FOR Yucaipa’s Nominees

At Tuesday Morning’s Annual Meeting

Believes Riggio and Hand-Picked Board Could Hinder Fruitful Strategic Review Process

Says Riggio Already Has Unfair Advantage

NEW YORK (Sept. 27, 2010) – The Yucaipa Companies today issued an open letter to stockholders of Barnes & Noble, Inc. (NYSE: BKS) in advance of the Company’s Annual Meeting of Stockholders on Tuesday, Sept. 28, 2010 at 9 a.m.

Yucaipa encouraged all independent stockholders to vote promptly and to vote by telephone or online today by 11:59 p.m. EDT to ensure their votes are received in time to be counted. The GOLD proxy cards should contain telephone and Internet instructions on how to vote immediately.

Yucaipa said every vote counts in this election. Barnes & Noble stockholders with questions about voting or the issues being considered should call Mackenzie Partners Inc. Toll-Free at 800-322-2885 or email BKSproxy@mackenziepartners.com at any time.

The text of the letter follows:

September 27, 2010

Dear Fellow Barnes & Noble Stockholder:

The choice at tomorrow’s Annual Meeting is very simple: Can you trust Leonard Riggio to put your interests ahead of his own? We believe his track record says “No!”

Keep in mind that this is the same Leonard Riggio who, in a digital age, dumped more bricks-and-mortar risk onto Barnes & Noble stockholders and saddled the Company with hundreds of millions of dollars of new debt while he walked away with more than half a billion dollars.

Keep in mind that this is the same Leonard Riggio who enriched his family with related party transactions — everything from leasing, licensing, trucking and warehouse contracts to a lucrative new job with little responsibility for his brother — at the expense of stockholders like you and us.

Keep in mind that this is the same Leonard Riggio who stocked the Board with family, friends and business associates who we believe rubber stamped questionable strategies and transactions that led to declining earnings, a falling stock price and some outside observers questioning whether the Company can survive.

But perhaps most importantly, this is the same Leonard Riggio who has said he might make a bid for Barnes & Noble as part of the strategic review process that was prompted by pressure from Yucaipa. He has refused to commit to vote for and fully support the highest bid – especially one that beats any offer he might make for Barnes & Noble.

Ask yourself:

•

Do you trust that Leonard Riggio will do anything other than make a low-ball bid and then seek to block any other bidder (by using his considerable stock position and the protections of the Company’s poison pill)?

•

Do you trust the committee of purportedly independent directors to conduct an impartial sale process, when they did not even condition Leonard Riggio’s participation in the sale process on his agreement to support any higher proposal than his, if he decides to bid?

Ask yourself: Without that assurance — which we believe the committee should demand as a condition to any Riggio bid — who will spend the considerable time and money necessary to bid against Leonard Riggio, by far the largest stockholder of the Company?

We strongly support a fair and fully independent strategic review. But we don’t think it has a chance of being fair, independent or strategic with Leonard Riggio and the current Board running the process. As so many times before in Barnes & Noble’s history, Leonard Riggio is positioned to be on both sides of any potential transaction. While perhaps good for him, this is clearly potentially bad for the rest of the Company’s stockholders.

Without our presence on the Board, we think it could be Leonard’s deal or no deal; the same old business as usual and the same old “trust us” by the Board when they ask you to believe they can deliver performance to match what we believe are overly optimistic “hockey stick” projections. Or will it will be more of the same old related party transactions—selling the Company to the Riggio family on the cheap? These are choices we believe might be good for Leonard Riggio and his family, but not for the rest of the Company’s stockholders.

Since Yucaipa started actively voicing its concerns about the Company’s corporate governance, the Board has engaged in a flurry of activity, and taken some positive steps in response to our pressure.

For example:

•

The Board nominated two new outside director candidates rather than putting two conflicted incumbents up for re-election. While we continue to believe, as does leading proxy advisory firm Institutional Shareholder Services, that that our three nominees are the best choice to represent the interests of all stockholders, we are gratified that the Board heard and at least tried to respond to our call for more outside directors – even if they were hand-picked by Leonard Riggio’s Board. Hopefully the Company will replace more conflicted incumbents with outside independent directors who can bring objectivity and fresh insights and expertise to the Company.

•

A strategic review process was launched that, if timely and properly conducted, could maximize stockholder value. All stockholders should want that process to move ahead swiftly and, most importantly, on a level playing field. We believe Yucaipa’s nominees to the Board have the experience and perspective necessary to meaningfully contribute to the strategic review process, and their presence on the Board can reassure other stockholders and potential bidders who may be in a position to present a value-maximizing transaction proposal that the process is truly independent and fair.

These are encouraging first steps. But do you think any of these changes would have happened if Yucaipa had not spoken up? Once the annual meeting has passed, ask yourself: What are the odds that the Board will go back to business-as-usual without new outside investor-nominated directors to watch what they do? Your vote for us will send the important message that you welcome the changes we have prompted, and you want the Board to continue to improve corporate governance and end the special treatment of the Riggios that we believe has persisted for far too many years.

The bottom line: We believe the facts show that Leonard Riggio has done well for himself while Barnes & Noble has languished – and stockholders like you and us have paid the price. Without our pressure, we believe you would be looking at a slate of the same hand-picked incumbent directors who have willingly approved years of related party transactions with Leonard Riggio. Without the vigorous independent oversight, leadership and experience Yucaipa’s three highly-qualified nominees would bring to the Barnes & Noble Board, we fear the strategic review process will flounder and Leonard Riggio will continue what we believe is his iron-fisted control over the Company.

Because the Riggio family and other insiders now own more than 36% of the Company’s stock, EVERY VOTE COUNTS. Your vote CAN make a difference.

The annual meeting is TOMORROW, September 28, 2010 at 9 a.m., so time is running short for you to cast your vote for change. Please vote Yucaipa’s GOLD proxy card – AS RECOMMENDED BY THE LEADING PROXY ADVISORY FIRM INSTITUTIONAL SHAREHOLDER SERVICES:

•	“FOR” our three highly qualified director nominees; and

•	“FOR” our proposal to amend the poison pill.

To ensure your vote is counted, please use the TELEPHONE OR INTERNET voting instructions on the GOLD proxy card to vote your shares TODAY!

If you need assistance voting the GOLD proxy card, please contact MacKenzie Partners, Yucaipa’s proxy solicitor, at (212) 929-5500 (Call Collect) or TOLL-FREE (800) 322-2885.

Thank you for your continued support,

THE YUCAIPA COMPANIES

On Behalf of

Yucaipa American Alliance Fund II, L.P.

and

Yucaipa American Alliance (Parallel) Fund II, L.P.

***

Please discard and do not sign or return any white proxy card sent to you by or on behalf of Barnes & Noble, even as a sign of protest. If you previously voted using a white proxy card sent to you by or on behalf of Barnes & Noble, you have every legal right to change your vote by submitting your vote by telephone or over the internet using the telephone or internet voting instructions printed on the GOLD proxy card, or by voting in person at the Annual Meeting. Only your latest dated proxy card (or telephone or internet vote) will count.

Yucaipa has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials may be accessed without charge at www.viewourmaterial.com/BKS and at the SEC’s website at www.sec.gov.

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of our proxy materials, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

bks@mackenziepartners.com

(212) 929-5500 (Call Collect) or TOLL-FREE (800) 322-2885

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